NEWS RELEASE	220 Liberty Street Warsaw, NY 14569

For Additional Information:
Karl F. Krebs
Executive VP & CFO
Phone: 585.786.1125
Email: KFKrebs@fiiwarsaw.com

FINANCIAL INSTITUTIONS REPURCHASES WARRANT FROM TREASURY

WARSAW, N.Y., May 11, 2011 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”) announced today that it has completed the repurchase of a warrant held by the U. S. Treasury Department (the “Treasury”). The 10-year warrant was issued on December 23, 2008 as part of the Company’s participation in the Treasury’s Capital Purchase Program, and entitled the Treasury to purchase 378,175 shares of Financial Institutions, Inc. common stock at an exercise price of $14.88 per share. The Company paid a total of $2.1 million to the Treasury to repurchase the warrant.

Peter H. Humphrey, President and Chief Executive Officer of Financial Institutions, Inc. commented, “The repurchase of the warrant effectively concludes our participation in the Capital Purchase Program. We are very pleased to have the repurchase completed and, as we move forward, can continue to focus our efforts on profitable growth and enhancing shareholder value.”

About Financial Institutions, Inc.

With over $2.2 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The consolidated entity employs over 600 individuals. Financial Institutions, Inc. was named to the 2010 Sandler O’Neill Sm-All Stars list of the top performing publicly-traded small-cap banks and thrifts in the nation and was included in the top 100 best performing community banks in the United States according to a ranking released in April 2011 by SNL Financial. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, fluctuations in the fair value of securities in the investment portfolio, changes in the regulatory environment and general economic and credit market conditions nationally and regionally. For more information about these factors please see the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise these statements following the date of this press release.

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